EXHIBIT 99.1
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                         [LOGO - WYNDHAM INTERNATIONAL]



         MEDIA & ANALYST INQUIRIES:
         Darcie M. Brossart
         (214) 863-1335
         dbrossart@wyndham.com

                        WYNDHAM INTERNATIONAL ENTERS INTO
                           RECAPITALIZATION AGREEMENT

         DALLAS (April 15, 2005) - Wyndham International, Inc. (AMEX: WBR) today announced that it has entered into a definitive recapitalization agreement with certain investors in Wyndham's Series B Preferred Stock that is expected to greatly simplify Wyndham's capital structure and governance. In the recapitalization, the existing classification of Wyndham's common stock will be eliminated, all outstanding shares of Series A and Series B Preferred Stock (including accrued but unpaid dividends) will be converted into common stock and the existing common stockholders will continue to hold shares of common stock. At the closing of the transaction, the holders of the Series A and Series B preferred stock will own approximately 85 percent of the outstanding common stock of Wyndham and the existing common stockholders will own approximately 15 percent of the outstanding common stock of Wyndham.

         The recapitalization, which is structured as a merger of a subsidiary of Wyndham into Wyndham, is subject to customary closing conditions, including regulatory approvals and the approval of the holders of a majority of the voting power held by Wyndham's stockholders and the holders of at least two-thirds of the Series B Preferred Stock of Wyndham. The investors that are party to the recapitalization agreement have agreed to vote all of their shares of Wyndham stock, representing approximately 49 percent of the outstanding voting power of Wyndham and approximately 90 percent of the outstanding shares of Series B Preferred Stock, in favor of the transaction. It is expected that the size of the Board of Directors will be reduced from its present size of 19 members; however, it is anticipated that a majority of the existing members of the Board of Directors, including certain independent directors, will remain on the Board. The recapitalization agreement contains covenants of Wyndham and the investors that provide certain protections for Wyndham's minority shareholders for a period of time following the

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closing of the recapitalization. The transaction is anticipated to be completed during the summer of 2005.

         "We appreciate the support of our investors to simplify and optimize Wyndham's capital structure, as evidenced by their commitment to this transaction," stated Fred J. Kleisner, Wyndham's chairman, president and chief executive officer. "This transaction, in combination with the recent completion of Wyndham's asset disposition program, will enable us to sharpen our focus on growing Wyndham's business in the upscale and luxury hotel and resort markets in the years to come."

         A special committee of Wyndham's Board of Directors comprised of directors unaffiliated with the Investors was formed to evaluate and negotiate the transaction with the Investors. The special committee was advised by Morgan Stanley, which delivered an opinion with respect to the consideration to be received by the holders of the Class A Common Stock of Wyndham in the recapitalization to the effect that as of the date of its opinion the consideration to be received by the holders of the Class A Common Stock of Wyndham under the recapitalization agreement was fair, from a financial point of view, to the holders of such shares. The special committee and the Board of Directors of Wyndham have each approved the recapitalization agreement.

         Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, Bermuda, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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         This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the benefits of the recapitalization transaction, future financial and operating results, Wyndham's plans, objectives, expectations and intentions and other statements that are not historical facts. Wyndham's results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and

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conditions favorable to Wyndham; risks associated with the course of litigation;
Wyndham's ability to effect sales of assets on favorable terms and conditions; Wyndham's ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers' fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in Wyndham's annual, quarterly and current reports, and proxy statements.

         Wyndham intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed transaction. The proxy statement/prospectus will be mailed to the stockholders of Wyndham. STOCKHOLDERS OF WYNDHAM ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request by contacting Darcie Brossart, at (214) 863-1335.

         Wyndham and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization transaction. The participants in such solicitation may include Wyndham's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Wyndham's proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the transaction.